Exhibit 99.1

For Immediate Release

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES NEW CONTRACT WIN

Contact:	Maarten Hemsley, Chief Financial Officer	(781) 934 2219
	Joseph Harper, President	(281) 821 9091

Houston, TX – June 7, 2004. Sterling Construction Company, Inc. (Amex:STV), (“Sterling” or the “Company”), today announced that its Sterling Houston Holdings subsidiary was the low bidder on a contract for the City of Houston with a total value of approximately $12.9 million.

The contract covers a storm sewer project, the majority of which is expected to be built in the first two or three quarters of 2005.

Commenting on the contract award, Joseph Harper, the Company’s President, noted that while there will be little impact on 2004 results from this specific project, it is always important to add good work to the Company’s backlog.

Sterling operates through two subsidiaries, 80.1%-owned Sterling Houston Holdings, Inc. (the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh, Pennsylvania.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

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